Execution Version

Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

AARDVARK THERAPEUTICS, INC., as Purchaser

and

MEI PHARMA, INC., as Seller

Dated as of October 22, 2024

Page No.

Article I DEFINITIONS

1.1 Definitions 1

1.2 Interpretation 8

Article II PURCHASE & SALE OF PURCHASED ASSETS 9

2.1 Purchased Assets 9

2.2 Excluded Assets 10

2.3 Assumed Liabilities 11

2.4 Excluded Liabilities 11

2.5 Closing 11

2.6 Closing Payment; Closing Deliverables 11

2.7 Milestone Payments 12

2.8 Withholding 18

Article III REPRESENTATIONS AND WARRANTIES OF SELLER 18

3.1 Authority 18

3.2 No Conflict 19

3.3 Required Filings and Consents 19

3.4 Title 19

3.5 Intellectual Property 19

3.6 Compliance with Laws 21

3.7 Claims and Proceedings 21

3.8 Transferred Agreements 22

3.9 Absence of Changes 22

3.10 Service Providers and Customers 22

3.11 Tax 22

3.12 FDA Compliance; Permits; Restrictions 23

3.13 Products 24

3.14 Privacy and Data Security 25

3.15 Related Party Transactions 26

3.16 No Fraudulent Conveyance 26

3.17 No Finder 26

Article IV REPRESENTATIONS AND WARRANTIES OF PURCHASER 26

i

(continued)

Page No.

4.1 Organization and Qualification 26

4.2 Authority Relative to this Agreement 26

4.3 Required Filings and Consents 27

4.4 Financing 27

4.5 No Finder 27

4.6 Investigation by Purchaser 27

Article V CLOSING DELIVERABLES 28

5.1 Closing Deliverables of Purchaser 28

5.2 Closing Deliverables of Seller 28

Article VI ADDITIONAL COVENANTS 28

6.1 Further Assurances 28

6.2 Expenses 28

6.3 Confidentiality 28

6.4 Regulatory Matters 29

6.5 Transfer of Files 30

6.6 Wrong Pocket Provisions 30

6.7 Tax Matters 30

6.8 Public Announcements 32

6.9 Commingled Contract 32

Article VII SURVIVAL 32

7.1 Survival 32

Article VIII GENERAL 32

8.1 Notices 32

8.2 Severability 33

8.3 Parties in Interest; Successors and Assigns 33

8.4 Governing Law; WAIVER OF JURY TRIAL; Disclaimer 34

8.5 Headings; Interpretation 35

8.6 Counterparts 35

8.7 Entire Agreement 35

8.8 Waivers and Amendments; Non-Contractual Remedies 35

ii

(continued)

Page No.

8.9 Time of the Essence 36

8.10 Specific Performance 36

8.11 Admissibility into Evidence 36

8.12 Other Remedies 36

8.13 Disclosure Schedules 36

8.14 Non-Recourse 37

iii

Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of October 22, 2024 by and between Aardvark Therapeutics, Inc., a Delaware corporation (“Purchaser”) and MEI Pharma, Inc., a Delaware corporation (“Seller”).

RECITALS:

WHEREAS, subject to the terms and conditions set forth herein, (i) Seller desires to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser desires to purchase and acquire from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title and interest in and to all of the Purchased Assets and (ii) Seller desires to assign to, and Purchaser desires to assume, the Assumed Liabilities (collectively, the “Acquisition”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS
1.1
Definitions. As used herein, the following terms shall have the following meanings:

“Accounting Firm” shall have the meaning given to such term in Section 2.7(g)(i).

“Acquisition” shall have the meaning given to such term in the Recitals.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, as may be amended, supplemented, modified, or restated from time to time.

“Ancillary Documents” means, collectively, the (a) Patent Assignment and (b) Bill of Sale and Assignment and Assumption Agreement.

“API” means an active pharmaceutical ingredient.

“Asset-Level Taxes” means any Tax arising or resulting from or in connection with the ownership of the Purchased Assets.

“Assumed Liabilities” shall have the meaning given to such term in Section 2.3.

Exhibit 2.1

“Bill of Sale and Assignment and Assumption Agreement” shall have the meaning given to such term in Section 2.6(b).

“Business Day” means a day other than Saturday, Sunday or any other day on which banks in San Diego, California are required or authorized to be closed.

“Cap” shall have the meaning given to such term in Section 2.7(h)(iii).

“Claim” shall have the meaning given to such term in Section 3.7.

“Closing” shall have the meaning given to such term in Section 2.5.

“Closing Date” shall have the meaning given to such term in Section 2.5.

“Closing Payment” shall have the meaning given to such term in Section 2.6(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contract” means any legally binding contract or agreement, whether oral or written, between Seller and any other Person(s).

“CVR” means a contingent value right issued under the CVR Agreement.

“CVR Agreement” shall have the meaning given to such term in Section 2.7(a)(ii).

“CVR Rep” means, in the event that Seller elects to require the execution and delivery of the CVR Agreement in accordance with Section 2.7(a)(ii), the Person designated therein as the representative of the equityholders of Seller.

“Data Breach” means (a) the unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data or other data, in either case, transmitted, stored, or otherwise Processed by Seller or a service provider or vendor on behalf of Seller or (b) any breach of Privacy Requirements that would give rise to any Liabilities of Seller in respect of Personal Data.

“Deductible” shall have the meaning given to such term in Section 2.7(h)(ii).

“Delivery Date” shall have the meaning given to such term in Section 2.1(e).

“Develop” or “Development” means, with respect to the Program Candidate, those pre-clinical and clinical drug development activities, as well as chemistry, manufacturing, and control activities that are necessary and/or useful to seek regulatory approval, including discovery, test method development, stability testing, toxicology including GLP toxicology studies, formulation, process development, manufacturing scale-up, pre-clinical and clinical-stage manufacturing, analytical method validation, manufacturing process validation, cleaning validation, post-regulatory approval changes, quality assurance/quality control, statistical analysis, report writing, pre-clinical and clinical studies, regulatory filing (e.g., IND) submissions and approvals, and any other activities related to any of the foregoing, to the extent in existence as of the Closing.

Exhibit 2.1

“Disagreement Notice” shall have the meaning given to such term in Section 2.7(g)(ii).

“Drug Regulatory Agency” shall have the meaning given to such term in Section 3.12(c).

“Encumbrance” shall mean, in respect of any applicable asset, any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, proxy, option, right of first refusal, right of first negotiation, preemptive right, community property interest, legend, imperfection of title, restriction on the transfer, possession or licensing, restriction on the receipt of any income derived therefrom or restriction on the use thereof.

“Excluded Assets” shall have the meaning given to such term in Section 2.2.

“Excluded Liabilities” shall have the meaning given to such term in Section 2.4; provided that Excluded Liabilities shall in any event include Excluded Tax Liabilities.

“Excluded Tax Liabilities” means: (a) Asset-Level Taxes with respect to any Pre-Closing Tax Period; (b) any liability for Seller’s portion of any transfer Taxes as set forth Section 6.7(c); and (c) any liability of Seller or its Affiliates for any income, revenue, sales, proceeds, profits, receipts or similar Taxes whether applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Purchaser and the transactions contemplated by this Agreement or otherwise.

“FDA” shall mean the Food and Drug Administration of the United States Department of Health and Human Services or any successor agency thereof performing similar functions.

“Fraud” means, with respect to any Person, intentional (and not constructive) misrepresentation of a material fact by such Person with respect to the making of the representations and warranties in Article III or Article IV (as applicable) with the actual knowledge of such Person that such representation was false when made and which was made with the specific intent to induce the Person to whom such representation was made to enter into or consummate the transactions contemplated by this Agreement and upon which the Person so induced has reasonably relied to its detriment.

“Finally Determined” or “Final Determination” shall have the meaning given to such term in Section 2.7(a)(ii).

“Government Approval” means any (a) necessary filings, notifications, registrations, authorizations, applications, declarations and submissions in connection with the consummation of the transactions contemplated under this Agreement or any Ancillary Document, as required under any applicable Law and (b) consents or Orders from a Governmental Authority required to be obtained or made by Seller or any of its Affiliates to execute, deliver and perform their respective obligations under this Agreement or the Ancillary Documents and consummate the Acquisition and the other transactions contemplated under this Agreement or the Ancillary Documents.

“Governmental Authorities” means all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government or

Exhibit 2.1

political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise.

“IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission in the U.S. and any other country for approval that allows a sponsor to conduct human clinical investigations.

“Intellectual Property Rights” shall mean and include all intellectual property rights of any kind or nature, which may exist or be created under the Laws of any jurisdiction in the world, including: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trade secret rights; (c) patents, patent applications, and industrial property rights; (d) other proprietary rights in Technology of every kind and nature; and (e) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (d) above.

“Inventory” shall have the meaning given to such term in Section 2.1(d).

“Knowledge” means, when referring to the “knowledge” of Seller, or any similar phrase or qualification based on knowledge of Seller, (a) the actual knowledge of Justin J. File, and (b) the knowledge that Justin J. File, as a reasonably prudent business person, would have obtained after making reasonable inquiries to the applicable direct reports of such person with respect to the particular matter in question.

“Laws” means any federal, state, foreign or local statute, law, ordinance, regulation, rule, code, Order, other requirement or rule of law.

“Liability” means any direct or indirect liability, assessment, expense, claim, loss, Tax, damage, deficiency, indebtedness, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).

“Losses” means any Liabilities, judgments, awards, settlements, interest, penalties, fines, demands, costs and expenses of any kind (including reasonable documented fees and expenses of attorneys, accountants and other applicable experts) actually paid by Purchaser in connection with any Proceeding relating to: (a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, (b) any breach by Seller of any of its covenants or agreements contained in this Agreement, (c) any Excluded Asset, or (d) any Excluded Liability.

“Milestone Event” shall have the meaning given to such term in Section 2.7(a)(i).

“Milestone Payment” shall have the meaning given to such term in Section 2.7(a)(i).

“Orders” shall have the meaning given to such term in Section 3.6.

Exhibit 2.1

“Party” means each of Seller and Purchaser, separately, as the context so requires, and the term “Parties” means collectively, Seller and Purchaser.

“Patent Assignment” shall have the meaning given to such term in Section 2.6(c).

“PCI” shall have the meaning given to such term in Section 2.1(g).

“PCI Services Agreement” shall have the meaning given to such term in Section 2.1(g).

“Permitted Encumbrances” means any (a) liens for current Taxes and assessments not yet past due or that are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction and other similar Encumbrances arising or incurred in the ordinary course of business in respect of obligations which are not overdue, (c) registered Encumbrances affecting title to any tangible or real asset which, individually or in the aggregate, do not materially detract from the value of or materially impair the continued use of the asset to which they relate, (d) non-exclusive licenses of intellectual property granted to third parties in the ordinary course, (e) restrictions on the use of any asset, in each case, as required by applicable Law and (f) the Encumbrances set forth on Section 1.1-PE of the Schedules.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

“Personal Data” means (a) all data that personally identifies a natural person or, in combination with any other information or data available to Seller, is capable of identifying a natural person, or (b) as the terms “personal data,” “personal information,” “personally-identifiable information,” or similar terms, are otherwise defined under applicable Privacy Laws.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date, or, in the case of any Tax period which includes but does not end on the Closing Date, the portion of such period up to and including the Closing Date.

“Privacy Laws” means (a) all applicable Laws relating to the Processing of Personal Data, data privacy, or information security, such as the Federal Trade Commission Act, the Telephone Consumer Protection Act, HIPAA, the Health Information Technology for Economic and Clinical Health, the California Consumer Privacy Act of 2018, state privacy laws, state health laws, state data breach laws, and the General Data Protection Regulation 2016/679 and all implementation legislation relating thereto and (b) the Payment Card Information Data Security Standards and any other applicable and legally enforceable self-regulatory frameworks, codes of conduct, or similar rules or regulations.

“Privacy Requirements” shall have the meaning given to such term in Section 3.14(b).

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding),

Exhibit 2.1

prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before any Governmental Authority or any arbitrator or arbitration panel.

“Process” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including via security measures), disposal, disclosure, or other activity regarding data (whether electronically or in any other form or medium), including Personal Data.

“Program” shall mean all of Seller’s activities directed to the research, Development, testing, manufacture (including synthesis, formulation, storage, breeding, finishing or packaging) and use of the Program Candidate as of immediately prior to the Closing.

“Program Candidate” shall mean the compound referred to by Seller as of the Closing as “ME-344”, which has the structure set forth in Schedule IV.

“Program IPR” shall mean all Intellectual Property Rights used, held for use or related to the Program that are owned by Seller, including all Program Patents.

“Program Patents” shall mean all patents and patent applications related to the Program Candidate or the Program that are owned by Seller, including:

(a)
the patents and patent applications listed on Schedule I;
(b)
any and all pending divisionals, continuations and continuations-in-part of the patents and patent applications referenced in the preceding subsection (a);
(c)
the foreign patent applications associated with the patent applications referenced in the preceding subsections (a) and (b);
(d)
the patents issued or issuing from the patent applications referenced in the preceding subsections (a) through (c); and
(e)
reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or patent application referenced in the preceding subsections (a) through (d).

“Program Regulatory Permits” shall have the meaning given to such term in Section 3.12(d).

“Program Technology” shall mean all Technology which is: (a) owned by Seller immediately prior to the Closing; and (b) related to the Program or the Program Candidate.

“Progress Report” shall have the meaning given to such term in Section 2.7(f).

“Purchased Assets” shall have the meaning given to such term in Section 2.1.

“Purchased IP” shall mean the Program IPR and the Program Technology.

Exhibit 2.1

“Purchaser” shall have the meaning given to such term in the preamble of this Agreement.

“Referee” shall have the meaning given to such term in Section 2.7(g)(ii).

“Regulatory Authority” shall mean any regulatory agency, ministry, department or other governmental body having authority in any country or region to control the Development, testing, manufacture, marketing, and sale of any pharmaceutical, therapeutic, biologic or medical device product, including the FDA.

“Regulatory Materials” means all regulatory applications, submissions, notifications, communications, correspondences, registrations, approvals and other filings submitted to, received from or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, commercialize or otherwise exploit the Program Candidate in a particular country or jurisdiction. Regulatory Materials also include (a) minutes of formal and material informal meetings with Regulatory Authorities regarding INDs and clinical trial approvals, marketing authorization applications, and similar filings with respect to the Program Candidate; and (b) drug master files (if applicable), INDs, marketing authorization applications, and other regulatory approvals that allow for the use of the Program Candidate in clinical trials.

“Reimbursement Amount” means $55,049.05, which is equal to the amount paid by Seller to Alcami Corporation pursuant to that Change Order 1a to Work Order MEIP2900D, dated August 29, 2024.

“Related Party” means any Affiliate of Seller, each officer or director of Seller, each family member thereof and each trust for the benefit of any of the foregoing.

“Representatives” means, with respect to any Party to this Agreement, such Party’s directors, officers, members, managers, Affiliates, attorneys, accountants, employees, consultants, representatives and other agents.

“Seller” shall have the meaning given to such term in the Preamble.

“Seller Group” means, collectively, Seller and its equity holders and Affiliates.

“Separate Product Candidate PCI Agreement” shall have the meaning given to such term in Section 6.9.

“Taxes” means: (a) any and all federal, state, local, foreign, or other taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (b) any Liability for the payment of amounts of the type described in (a) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person, whether by Contract, by Law or otherwise; and (c) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (a) or (b).

Exhibit 2.1

“Tax Returns” means, with respect to any Tax, any information return for such Tax, and any return, report, statement, declaration, claim for refund or document filed or required to be filed under the Law for such Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Treatment” shall have the meaning given to such term in Section 6.7(b).

“Technology” shall mean and include all tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, test vectors, toxicological and clinical test data and results), formulations, processes, analytical and quality control data, results or descriptions, software and algorithms, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material, study designs, chemical compositions or structures, databases and data collections, diagrams, proprietary information, protocols, sketches, designs, schematics, specifications, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“Transferred Agreements” shall have the meaning given to such term in Section 2.1(c).

“Trial Master File” shall mean the collection of documents and data that individually and collectively permit evaluation of the conduct of a clinical trial and the quality of the data produced and serve to demonstrate the compliance of the investigator, sponsor, and monitor with all applicable standards and regulatory requirements.

1.2
Interpretation. Unless the context otherwise requires, the terms defined in Section 1.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. Words used herein, regardless of gender specifically used, shall be deemed and construed to include any other gender, as the context requires. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any Laws defined or referred to herein means such Laws as from time to time amended, modified, supplemented or superseded, including by succession or comparable successor Laws, as the case may be. When used in this Agreement, words such as “herein,” “hereinafter,” “hereby,” “hereof,” “hereto,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires otherwise. References in this Agreement to “dollars” or “$” are to U.S. dollars. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” mean “to but excluding” and the word “through” means “to and including.” Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day. References to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days.

Exhibit 2.1

Article II

PURCHASE & SALE OF PURCHASED ASSETS
2.1
Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title and interest in and to all of the following (collectively, the “Purchased Assets”):
(a)
All Purchased IP;
(b)
All rights to sue for or assert Proceedings or claims against and remedies against past, present or future infringements to the extent related to any or all of the Purchased IP and rights of priority and protection of interests to the extent related to the Purchased IP and to retain any and all amounts to the extent related to the Purchased IP;
(c)
All Contracts that are set forth on Schedule II (the “Transferred Agreements”);
(d)
Seller’s interest in and to any Program Candidate drug product, API material, starting materials, intermediates and reference standards for any Program Candidate stock on hand, as set forth on Schedule III (the “Inventory”);
(e)
All of Seller’s data related to the Program Candidate (including (x) Trial Master File data and (y) research and Development data), and records, files, manuals and other documentation related to the Program Technology or the Transferred Agreements, including: (i) studies, reports, publications, correspondence, strategy materials, and other similar documents and records, whether in electronic form or otherwise; (ii) all regulatory submissions, correspondence, meeting minutes, and any amendments or reports thereto to the extent prepared in connection with the Program Candidate; (iii) all files, documents, correspondence, and records of attorneys or consultants of Seller to the extent relating to the prosecution of Program Patents, but excluding Seller’s data, records, files, manuals or other documentations related to non-Program Technology; provided that any such data, records, files, manuals or other documentation that is in hardcopy shall be delivered to the address provided by Purchaser, at Purchaser’s expense, promptly following the Closing hereof (and in any case, on or prior to the Delivery Date (defined below)); and (iv) the Inventory; provided that (A) the Inventory in the possession of Seller as of Closing shall be delivered to the address of Purchaser provided by Purchaser, (B) the compounds set forth on Schedule III that are in the possession of Seller as of Closing shall be delivered in a freezer (which such freezer shall be a Purchased Asset) to the address of Purchaser provided by Purchaser, in each case at Purchaser’s expense promptly following the Closing hereof (and in any case, within thirty (30) calendar days) (the date of such delivery the “Delivery Date”) and (C) any Purchased Assets that are held in possession by third parties (in each case that are not Affiliates, employees, consultants, or representatives of Seller) pursuant to any Transferred Agreements will remain in possession of such third parties in accordance with the terms of such Transferred Agreements;

Exhibit 2.1

(f)
All of Seller’s rights, claims and interests under any restrictive covenant, confidentiality, non-disclosure or invention assignment agreement to the extent assignable and relating to the Program Candidate or Purchased IP;
(g)
The rights, claims and interests of Seller under that certain Clinical Supply Services Agreement (“PCI Services Agreement”), dated as of June 10, 2014, as amended, by and between Seller and AndersonBrecon (UK) Limited d/b/a Packaging Coordinators, Inc. (“PCI”), solely as they relate to the Program Candidate; and
(h)
All other assets or property, including equipment, owned, used, or held for use by Seller in connection with or otherwise related to the Program.

Purchaser acknowledges and agrees that, subject to the representations and warranties set forth herein, the Purchased Assets are transferred to it on an “as-is”, “where is” basis.

2.2
Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, (i) none of Seller’s right, title or interest in any asset, property or right other than the Purchased Assets, including the following (collectively, the “Excluded Assets”) shall be part of the sale and purchase contemplated hereunder and (ii) all Excluded Assets are excluded from the Purchased Assets, and shall remain the property of Seller after the Closing:
(a)
All tax returns and similar records of Seller;
(b)
All cash, cash equivalents on hand or in bank accounts and short term investments of Seller;
(c)
All patents and pending patent applications in connection with matters set forth on Schedule 2.2(c);
(d)
The claims, remedies, rights, consideration (including contractual rights) or any other right related to any of the foregoing of Seller pursuant to this Agreement or any Ancillary Document and any other document, certificate or other instrument delivered in connection herewith or therewith;
(e)
All claims and counterclaims relating to Excluded Assets;
(f)
All rights under insurance policies of Seller, including, without limitation, all claims, refunds and credits due or to become due under such policies;
(g)
Seller’s minute books, seals, equity record books, equity interest certificates and other similar corporate documents and other books, records, ledgers and files;
(h)
The shares of capital stock, membership interests, units or other ownership or other equity interests of Seller, any subsidiary of any Seller or any other Person;
(i)
Each Contract other than the Transferred Agreements;

Exhibit 2.1

(j)
Any prepayment, refund, claim, offset or other right of Seller with respect to Asset-Level Taxes attributable to any Pre-Closing Tax Period;
(k)
All rights, title and interest in and to the PCI Services Agreement other than as they solely relate to the Program Candidate; and
(l)
Each of the assets, properties and rights specifically listed on Schedule 2.2(l).
2.3
Assumed Liabilities. Upon and subject to the terms and conditions contained herein, and subject to Section 2.4, Purchaser hereby assumes and agrees to pay, perform, and discharge when due (without recourse to Seller) the following (collectively, the “Assumed Liabilities”):
(a)
all Liabilities of Seller under the Transferred Agreements, but only to the extent such Liabilities (i) arise after the Closing Date, (ii) do not arise from or relate to any breach by Seller of any provision of any of such Transferred Agreements prior to the Closing, and (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach by Seller of any of such Transferred Agreements;
(b)
all Liabilities of Seller relating to the prosecution, ownership, operation, maintenance, sale, lease or use of Purchased Assets by or on behalf of Purchaser, its Affiliates or (sub)licensees; and
(c)
all Liabilities set forth on Schedule 2.3(c).
2.4
Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume, and shall have no Liability or responsibility for, any Liabilities of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, it being understood that Purchaser is expressly disclaiming any express or implied assumption of any Liabilities other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), which such Excluded Liabilities shall be retained by and be the responsibility of Seller and its applicable Affiliates.
2.5
Closing. The consummation of the Acquisition and the other transactions contemplated hereby, in each case, in accordance with this Agreement (the “Closing”) shall take place virtually on the date hereof concurrently with the execution and delivery of this Agreement by all of the Parties hereto, or at such other time and place as may be mutually agreed by the parties. The date of the Closing shall be referred to as the “Closing Date.” The Parties hereby agree to deliver at the Closing such documents, certificates of officers and other instruments as are set forth in Article V hereof. All events which shall occur at the Closing shall be deemed to occur simultaneously.
2.6
Closing Payment; Closing Deliverables. At the Closing:
(a)
The aggregate consideration payable by Purchaser to Seller shall be $500,000 plus the Reimbursement Amount (the “Closing Payment”), which Closing Payment shall be non-refundable and non-creditable.

Exhibit 2.1

(b)
At the Closing, Purchaser and Seller shall execute and deliver to the other Party hereto a Bill of Sale and Assignment and Assumption Agreement, a form of which is attached hereto as Exhibit A (the “Bill of Sale and Assignment and Assumption Agreement”), evidencing the assignment by Seller to Purchaser of the Purchased Assets.
(c)
At the Closing, Purchaser and Seller shall execute and deliver to the other Party hereto a Patent Assignment, a form of which is attached hereto as Exhibit B (the “Patent Assignment”), evidencing the assignment by Seller to Purchaser of the issued patents and patent applications included in the Purchased Assets.
2.7
Milestone Payments.
(a)
Milestone Payments.
(i)
If any of the events set forth in Schedule 2.7 under “Milestone Event” (each a “Milestone Event”) is achieved, whether by or on behalf of Purchaser or any of its Affiliates or their respective (sub)licensees or otherwise for the benefit of Purchaser or any of its Affiliates or their respective (sub)licensees, Purchaser shall, subject to the terms and conditions of this Agreement, within 15 calendar days following each such event, pay or cause to be paid the amount set forth in Schedule 2.7 under “Milestone Payment” opposite such Milestone Event (each, a “Milestone Payment”) to Seller or, if the payment is made after the CVRs are distributed, the CVR Rep (for further distribution to the applicable beneficiaries thereof), as applicable, less (i) any amount to the extent that it is finally determined by written agreement by the parties hereto or by a court of competent jurisdiction (“Finally Determined”, or such determination, a “Final Determination”) that is subject to Purchaser’s right of set-off pursuant to Section 2.7(h), and (ii) any withholding on such amount by Purchaser pursuant to and in accordance with this Agreement. Each of the Milestone Payments shall be payable one (1) time only upon the initial achievement of the applicable Milestone Event, and shall be non-refundable and non-creditable. The maximum aggregate amount of Milestone Payments that may be payable by Purchaser pursuant to this Agreement is $62,000,000. Once a Milestone Payment has been paid in accordance with this Section 2.7(a), Purchaser shall have no further obligations to any Person, including Seller or any of its Affiliates, representatives or equity holders, or any of their respective Affiliates, successors or assigns, with respect to such Milestone Payment or the Milestone Event with respect to which it was made.
(ii)
Seller may, in its sole discretion and at its sole cost and expense, at any time after the Closing Date, elect to make a distribution pro rata to its stockholders of Seller’s rights to receive all of the remaining Milestone Payments under this Section 2.7. In connection therewith, Seller shall promptly notify Purchaser in writing of such election and the applicable Parties shall reasonably promptly, but in any event within ten (10) Business Days after such notice, enter into, execute and deliver a Contingent Value Rights Agreement on terms and conditions reasonably satisfactory to Purchaser and Seller (or if applicable, the CVR Rep) (the “CVR Agreement”). Seller (or if applicable, the CVR Rep) shall distribute or cause to be distributed one CVR for each share of common stock of Seller that is outstanding as of the record date for such distribution, which will represent an aggregate right to receive, upon achievement of the applicable Milestone Event, a pro rata portion of the applicable Milestone Payment under this Agreement to the extent not paid to Seller prior to the date of distribution of the CVRs. If the Parties enter into

Exhibit 2.1

the CVR Agreement in accordance with this Agreement, the right of Seller to receive any Milestone Payments under this Agreement following the execution and delivery of the CVR Agreement shall be extinguished and fully discharged, and the right to receive the Milestone Payments shall be held solely by the Holders (as defined in the CVR Agreement).
(b)
As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

“Change of Control” means (i) a sale or other disposition of all or substantially all of the assets of Purchaser on a consolidated basis (other than to any Affiliate or subsidiary of Purchaser), or (ii) a merger or consolidation involving Purchaser in which Purchaser is not the surviving entity; provided, however, that “Change of Control” shall not include any bona fide equity financing transaction related to the continued financing of the operations of Purchaser or its subsidiaries.

“Combination Product” means a Product that: (i) includes one or more active ingredients in addition to the Program Candidate, or (ii) is co-packaged or combined with one or more products, devices, pieces of equipment or components in addition to the Program Candidate; provided that, in any event, such Product and the applicable items described in (i) and/or (ii), as applicable, are sold for a single price.

“Commercially Reasonable Efforts” means, with respect to Purchaser, efforts and the deployment of a quantity and quality of resources consistent with the exercise of commercially reasonable practices and diligent efforts and reasonable and prudent scientific and business judgment of a similarly situated company in the biotechnology industry that would be applied to other non-core products owned by it, or to which it has rights, which are of similar market or profit potential, stage of development and market size.

“Net Sales” means the gross amounts actually received by Purchaser or any of its Affiliates or (sub)licensees (or their respective successors and assigns) for sales to third parties of all Products, less reasonable and customary deductions (calculated in accordance with U.S. Generally Accepted Accounting Principles) for the following items incurred with respect to the sale to such third parties: (i) credits by reason of rejections, defects, recalls or returns, allowances, discounts and rebates to such third parties (including those granted to managed-care entities and government agencies as well as entities that manage patient drug benefits); (ii) freight and insurance costs on shipments to such third parties; (iii) trade, quantity or cash discounts allowed to such third parties on the sale; and (iv) sales, value-added and other direct taxes (including customs, duties and other similar governmental charges) incurred on the sale. For the avoidance of doubt, (A) if a sale or other disposition with respect to a Product is not at arm’s length, then the Net Sales from such sale or other disposition shall be the arm’s length fair market value of the Product, which will mean the average sales price of such Product sold by Purchaser or any of its Affiliates or (sub)licensees, as applicable, for the calendar quarter in the country in which in the sale took place, (B) if a Product is sold in the form of a Combination Product, then Net Sales for such Combination Product for purposes of calculating the achievement of milestones pursuant to Section 2.7 shall be determined on a country-by-country basis (as applicable)

Exhibit 2.1

by multiplying the Net Sales of the Combination Product by the fraction A/(A + B), where “A” is the average gross selling price during the previous calendar quarter of such Product sold separately and “B” is the gross selling price during the previous calendar quarter of the additional therapeutically active ingredient(s), or other product(s) or service(s), and (C) in the event that separate sales of such Product or such additional therapeutically active ingredient, or other product or service were not made during the previous calendar quarter, then the Net Sales shall be reasonably allocated by Purchaser between such Product and such therapeutically active ingredient(s), or other product(s) or service(s) based upon their relative values. Notwithstanding the foregoing, (x) sales, transfers and other dispositions of a Product between or amongst Purchaser and any of its Affiliates or (sub)licensees for resale by such entity to a third party shall not be deemed a sale for purposes of this definition of “Net Sales”, but the subsequent resale of a Product by Purchaser or any of its Affiliates or (sub)licensees, as applicable, shall be a sale and included within the computation of Net Sales, (y) if a Product is sold or transferred for consideration other than solely cash, the fair market value of such other consideration shall be included in the calculation of Net Sales, and (z) transfers or dispositions of Product by Purchaser or any of its Affiliates or (sub)licensees: (I) in connection with patient assistance programs; (II) for charitable or promotional purposes; (III) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (IV) for use in any tests or studies reasonably necessary to comply with any Law, regulation or request by a Regulatory Authority shall not, in each case of (I) through (IV), be deemed sales of such Product for purposes of this definition of “Net Sales” to the extent Purchaser or any of its Affiliates or (sub)licensees does not receive consideration for such transfer or disposition in excess of Purchaser’s or any of its Affiliate’s or (sub)licensee’s costs to manufacture or obtain such supplies.

“Product” means any product of Purchaser or any of its Affiliates that incorporates or is otherwise based on the Program Candidate.

“Regulatory Approval” means, in any given country, the granting by the Regulatory Authorities in that country of all approvals or authorizations that are necessary for the commercial manufacturing, distributing, marketing, sale, import, export, transport or commercialization of a Program Product.

(c)
Post-Closing Operation of Purchaser. Subject to the terms of this Agreement, subsequent to the Closing, Purchaser shall use Commercially Reasonable Efforts to obtain Regulatory Approvals for the Products. Seller and Purchaser agree that if Purchaser fails to use Commercially Reasonable Efforts to obtain Regulatory Approvals for the Products, Seller and Purchaser shall, promptly upon Seller’s request, meet and discuss in good faith and mutually agree on a remediation plan for such development; provided, that following the distribution of the CVRs, the rights and obligations of Seller under this Section 2.7 shall be exercisable solely by, and solely inure to, the CVR Rep. Notwithstanding the foregoing, (i) the obligation of Purchaser to use Commercially Reasonable Efforts pursuant to this Section 2.7 (A) remains subject to Purchaser taking into account matters of market exclusivity (including patent coverage, regulatory and other exclusivity), product profile (including efficacy, safety, tolerability, methods of administration, labeling, competitive products, expected profitability), the likelihood, timing or existence of generic products, strategic planning, amounts of marketing and promotional

Exhibit 2.1

expenditures, and other relevant commercial, financial, technical, legal, scientific and/or medical factors, in each case as measured by the facts and circumstances at the time such efforts are due, and (B) shall not be deemed a guarantee of any Milestone Payment and (ii) Seller acknowledges and agrees that achievement of any Milestone Event is subject to factors outside the control of Purchaser and may never arise.
(d)
Change of Control of Purchaser. In the event of a Change of Control of Purchaser or its applicable Affiliates, or in the event that Purchaser or its applicable Affiliate otherwise sells, assigns, transfers, conveys, exclusively licenses or otherwise disposes of all or substantially all of the Purchased IP or Purchased Assets or otherwise causes or allows any third party to own or control the right to develop or obtain Regulatory Approvals for the Products, Purchaser or its applicable Affiliate shall cause the covenants set forth in this Section 2.7 to be expressly assumed by the acquirer, surviving company or other counterparty to such transaction, provided, however, that a third-party acquirer, surviving party or other counterparty that is not an Affiliate of Purchaser shall only be required to assume the obligations set forth in the first sentence of Section 2.7(c) in the event that the Change of Control or other applicable transaction occurs within 5 years following the anniversary of the Closing Date. For the avoidance of doubt, in the event of a sale or other disposition of all or substantially all of the assets of Purchaser on a consolidated basis to an Affiliate of Purchaser or in the event that Purchaser otherwise sells, assigns, transfers, conveys, exclusively licenses or otherwise disposes of all or substantially all of the Purchased IP or Purchased Assets or otherwise causes or allows any Affiliate to own or control the right to develop or obtain Regulatory Approvals for the Products, Purchaser shall cause the covenants set forth in this Section 2.7 to be expressly assumed by such applicable Affiliate (regardless of the timing of such transaction).
(e)
No Fiduciary Duties. Neither Purchaser nor any of its directors or officers, or their respective Affiliates, owes any fiduciary duty to any member of the Seller Group or the CVR Rep with respect to the Milestone Payments.
(f)
Progress Report. Purchaser shall submit to Seller (or the CVR Rep, as applicable), every six (6) months after the Closing Date until the termination of this Agreement or achievement of all Milestone Events, a written report summarizing in reasonable detail the efforts performed by or on behalf of Purchaser or its Affiliates with respect to the Milestone Events, including reasonable supporting evidence of the information set forth in such report (“Progress Report”). Seller (or the CVR Rep, as applicable) may ask reasonable follow-up questions regarding each Progress Report, and Purchaser shall respond accurately and completely in good faith to any such questions promptly but in any event within 30 days; provided, that from and after the date Purchaser’s common stock is first listed for trading on a national securities exchange, Purchaser shall not be required to provide any material non-public information in the Progress Report, provided that such information will be required to be disclosed to the Accounting Firm and/or Referee, as applicable.
(g)
Books and Records.
(i)
Purchaser will maintain complete and accurate records in sufficient detail to permit Seller (or the CVR Rep, as applicable) to confirm the accuracy of Purchaser’s calculations of payments owed under this Section 2.7. Such records shall be available for

Exhibit 2.1

inspection in accordance with this Agreement during regular business hours for a period of three (3) years from the end of the calendar quarter to which they pertain, and not more often than every six (6) months. Subject to Section 2.7(g)(ii), inspections of such records may be conducted only (A) by a nationally-recognized independent certified public accounting firm (the “Accounting Firm”) selected by Seller (or the CVR Rep, as applicable) and consented to by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) within five (5) Business Days of a request for such consent (after which time the Purchaser shall be deemed to have consented to the firm proposed by Seller (or the CVR Rep, as applicable)) and (B) for the purpose of permitting the Accounting Firm and/or Referee, as applicable, on behalf of Seller (or the CVR Rep, as applicable), to verify Purchaser’s obligations pursuant to this Section 2.7 (including Purchaser’s compliance with its obligation to use Commercially Reasonable Efforts to obtain Regulatory Approvals), the achievement of any Milestone Event and/or the accuracy of any calculations related to a Milestone Event or Milestone Payment. The Accounting Firm shall also have reasonable access during normal business hours to Purchaser’s management personnel with responsibilities related to the development of the Program Candidate or the amount and calculation of Net Sales or the preparation of the Progress Report upon at least five (5) Business Days’ prior written notice for the purpose of verifying the achievement of any Milestone Event and/or the accuracy of any calculations related to a Milestone Event or Milestone Payment.
(ii)
Seller (or the CVR Rep, as applicable) may, at any time, send to Purchaser written notice of Seller’s (or the CVR Rep’s) conclusion that Purchaser has not fulfilled its obligations under this Section 2.7 or that a Milestone Event has been achieved but the applicable Milestone Payment has not been paid in accordance with this Section 2.7 (the “Disagreement Notice”). In the event that Seller (or the CVR Rep, as applicable) sends Purchaser a Disagreement Notice, the Parties shall negotiate in good faith to resolve such disagreement for a period of thirty (30) days from the date that Purchaser received such notice (or such longer period agreed in writing between Purchaser and Seller (or the CVR Rep, as applicable)). If at the end of such thirty (30) day period (or such longer period agreed in writing between Purchaser and Seller (or the CVR Rep, as applicable)), Purchaser and Seller (or the CVR Rep, as applicable) have not resolved such disagreement, Purchaser and Seller (or the CVR Rep, as applicable) shall submit all matters that remain in dispute to a nationally-recognized independent certified public accounting firm (that is not the Accounting Firm) mutually satisfactory to Purchaser and Seller (or the CVR Rep, as applicable) (the “Referee”), which shall be instructed to determine the matter in dispute within thirty (30) days after such submission. The Referee shall report to Purchaser and Seller (or the CVR Rep, as applicable) its determination regarding such remaining matters or amounts in dispute in a written report that includes a statement providing the reasons for and an explanation of its determination, as well as the relevant calculations and conclusions made by the Referee; provided, that failure of the Referee to adhere to such thirty (30) day time limit shall not be a basis for challenging its determination; provided, further, that in no event shall there be more than one Referee. During the period during which the Referee is making such determination, the Referee may examine Purchaser’s records relating to the achievement of any Milestone Event and Purchaser’s obligation pursuant to this Section 2.7, including to use Commercially Reasonable Efforts to obtain Regulatory Approvals, and shall have access to Purchaser’s management personnel with responsibilities related to the remaining matters or amounts in dispute upon at least five (5) Business Days’ prior written notice. Absent manifest mathematical error, the Referee’s report shall be final, binding and conclusive on the parties, and the parties shall be entitled to enforce such determination in a court of competent jurisdiction. Any amounts shown to have been

Exhibit 2.1

underpaid shall be paid by Purchaser within fifteen (15) days from the Referee’s report. The fees of the Referee shall be allocated between Purchaser and Seller (or the CVR Rep, as applicable) in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Referee that is unsuccessfully disputed by each such party (as finally determined by the Referee) bears to the total amount of such remaining disputed items so submitted.
(h)
Right of Set-Off.
(i)
Notwithstanding any other provision of this Agreement, but subject in all respects to the limitations set forth in Sections 2.7(h)(ii)-(v), following a Final Determination that a Loss has been suffered by Purchaser, Purchaser shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.7 the amount of any Loss actually suffered by Purchaser, as so Finally Determined.
(ii)
Except in the case of Fraud, Seller shall not be liable to the Purchaser for any Losses under this Section 2.7(h) until the aggregate amount of all Losses (as Finally Determined) exceeds $250,000 (the “Deductible”), in which event the Purchaser shall be entitled to set-off the amount of such Losses solely in excess of, but not including, the Deductible.
(iii)
Except in the case of Fraud, (A) the maximum amount that Purchaser shall be obligated to set-off from and against Losses under this Section 2.7(h) shall not exceed $2,500,000 (the “Cap”), (B) the set-off rights against the Milestone Payments pursuant to this Section 2.7(h) shall be Purchaser’s sole and exclusive remedy against Seller or any of its Affiliates or their respective successors or assigns under this Agreement or any Ancillary Document, and (C) notwithstanding any other provision of this Agreement, Seller shall have no liability for Losses related to any amount to the extent it is expressly taken into account in the Reimbursement Amount. Any liability hereunder shall be determined without duplication of recovery by reason of the same Loss.
(iv)
All Losses for which the Purchaser is otherwise entitled to set-off under this Section 2.7(h) shall be reduced by the amount of any insurance proceeds and other third party recoveries or reimbursement arrangements which Purchaser or any of its Affiliates actually receive in respect of such Losses. Without limiting the generality of the foregoing, in the event the Purchaser is, or is reasonably expected to be, entitled to any insurance proceeds or third party payments in respect of any Losses for which the Purchaser is or may be entitled to set-off pursuant to this Section 2.7(h) under any insurance policy, contract, or third party recovery or reimbursement arrangement, the Purchaser shall, and shall cause its Affiliates to, concurrent with providing a notice of set-off to Seller, use its commercially reasonable efforts in (A) making a claim therefor under such policy and (B) seeking recovery for and obtaining proceeds in respect of such Losses. In the event that Purchaser receives any insurance proceeds or other third party recoveries in connection with any claim for Losses for which Purchaser has already set-off against any amount otherwise due to be paid pursuant to this Section 2.7 to Seller, Purchaser will pay to Seller an amount equal to the amount which such Purchaser received in respect of any such insurance proceeds or other third party recoveries.

Exhibit 2.1

(v)
The Purchaser shall use commercially reasonable efforts to mitigate any Losses that it is entitled to set-off the amount of under this Section 2.7(h) and shall use commercially reasonable efforts to minimize any Losses it may incur.
(i)
No Security. The Parties understand and agree that, other than as contemplated in this Section 2.7 or by the CVR Agreement, (i) the contingent rights to receive any Milestone Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Law, and do not constitute an equity or ownership interest in Purchaser, (ii) no member of the Seller Group shall have any rights as a securityholder of Purchaser solely as a result of the contingent right to receive any Milestone Payment hereunder, and (iii) no interest is payable with respect to any Milestone Payment.
2.8
Withholding. Purchaser shall be entitled to deduct and withhold from any payment made or caused to be made by it pursuant to this Agreement any withholding Taxes or other amounts required under the Code or other applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld and timely paid to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made; provided, that Purchaser shall provide Seller with written notice of its intent to withhold any amount due to Seller no later than five (5) Business Days prior to the relevant payment and shall work together with Seller in good faith to reduce or eliminate any such withholding; provided, further, that so long as Seller has provided to Purchaser with Internal Revenue Service Form W-9 duly executed by Seller, Purchaser will not deduct or withhold from any payment required to be made to Seller under this Agreement. For the avoidance of doubt, any withholding performed with respect to any Milestone Payment paid to the Holders pursuant to the CVR Agreement shall be controlled by the terms of the CVR Agreement.
Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements contained in this Article III are true and correct as of the Closing Date:

3.1
Authority. Seller has all requisite legal capacity to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Documents by Seller and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly and validly authorized by Seller, and no other action on the part of Seller is necessary to authorize this Agreement and the Ancillary Documents or to consummate the Acquisition or the other transactions contemplated hereby and thereby. This Agreement and the Ancillary Documents have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other Parties hereto, each such agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

Exhibit 2.1

3.2
No Conflict. Other than as listed on Section 3.2 of the Schedules, the execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party by Seller do not, and the performance by Seller of its obligations hereunder and thereunder and the consummation of the Acquisition and the transactions contemplated by the Ancillary Documents to which Seller is a party will not: (a) materially conflict with or violate any Law or Order applicable to Seller or by which any of the Purchased Assets or Seller is bound or affected; (b) materially contravene, conflict with or result in any breach of or result in a default (or an event which with the giving of notice or lapse of time or both would become or reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation or modification of, allow for the imposition of any fees or penalties, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets; or (c) subject to Section 3.3, materially contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority or Regulatory Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any filing, permit, authorization, consent, approval, right or Order that is to be included in the Purchased Assets or relates to the Purchased Assets.
3.3
Required Filings and Consents. Other than as listed on Section 3.3 of the Schedules, the execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party by Seller do not, and the performance by Seller of its obligations hereunder and thereunder and the consummation of the Acquisition and the other transactions contemplated hereby and thereby will not, require any material consent, approval, authorization or permit of, or filing by Seller with, or notification by Seller to, any Governmental Authority or Regulatory Authority.
3.4
Title. Seller has, and immediately following the Closing, Purchaser will continue to have (on the same terms and conditions as Seller held such Purchased Assets as of immediately prior to the Closing), good and marketable title to, or a valid right to use, all of the tangible and intangible Purchased Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances. No Affiliate of Seller has any right, title or interest in any of the Purchased Assets or assets or Liabilities that would be Purchased Assets if owned by Seller immediately prior to the Closing.
3.5
Intellectual Property.
(a)
Program Patents
(i)
Disclosure and Ownership of Patents. Section 3.5(a) of the Schedules lists all of the Program Patents in existence as of the Closing, setting forth in each case the jurisdictions in which the Program Patents have been filed, the filing date, the patent or patent application number, and the record owner thereof. Seller has a valid, legally enforceable, and exclusive right to use and license all Program Patents and the exclusive right to commercialize the Program Candidate and any resulting Product.
(ii)
Proper Filing. Seller has taken commercially reasonable efforts such that all Program Patents have been duly filed and maintained, including the timely submission of all necessary filings and fees in accordance with the legal and administrative requirements of

Exhibit 2.1

the appropriate Governmental Authority, and have not lapsed (other than lapsed provisional applications that have been converted to non‑provisional applications), expired or been abandoned.
(iii)
No Challenges. To Seller’s Knowledge, none of the Program Patents are subject to any pending cancellation, opposition, interference, reissue, or reexamination proceeding, and Seller has not received any written notice of and has no Knowledge of any basis for any inventorship challenge, interference, invalidity or unenforceability with respect to any Program Patents.
(iv)
Validity. To Seller’s Knowledge, all Program Patents are valid, subsisting, and enforceable.
(b)
Ownership of and Right to Use Purchased IP; No Encumbrances. Seller has good and valid title to, and is the exclusive owner, free and clear of all Encumbrances, of all Purchased IP, and following consummation of this Agreement and the transactions contemplated hereby, other than as set forth on Section 3.5(b) of the Schedules, Purchaser will exclusively own all Purchased IP.
(c)
No Third Party Rights in Purchased IP.
(i)
No Employee Ownership. No current or former officer, director, employee, consultant or independent contractor of Seller has any right, title or interest in, to or under any Purchased IP.
(ii)
No Challenges. Seller has not received any written communication from any Person challenging or threatening to challenge, nor is Seller a party to any pending and served proceeding or, to Seller’s Knowledge, pending but not served proceeding or threatened proceeding in which any Person is challenging, (A) Seller’s ownership of, and right to use and license, the Purchased IP, or (B) Seller’s ownership interest in and to the Purchased IP.
(iii)
No Restrictions. Neither Seller nor any Purchased IP is subject to any outstanding Order or written stipulation restricting in any manner the use, transfer or licensing of the Purchased IP by Seller, Purchaser, or any other person.
(d)
No Infringement of Third Party IP Rights. To Seller’s Knowledge, neither Seller nor the use of any Purchased IP in connection with the Development or manufacture of Program Candidates has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Technology or Intellectual Property Right of any other Person or engaged in unfair competition. To Seller’s Knowledge, no Purchased IP or use of any Purchased IP, has in the past or currently infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Technology misappropriated from, any other Person. Seller has not received any written notice or claim that Seller has infringed or misappropriated any Technology or Intellectual Property Right of another Person or engaged in unfair competition or that any Purchased IP or that the use of any Purchased IP infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Technology misappropriated from, any other Person.

Exhibit 2.1

(e)
Third Party Infringement. To Seller’s Knowledge, no third party has in the past or is currently infringing, misappropriating, or otherwise violating any of the Purchased IP. No claim or Proceeding involving any Purchased IP has been brought or, to Seller’s Knowledge, threatened against, any third party by or on behalf of Seller, nor is Seller aware of the basis for any such claim or Proceeding.
(f)
Employee, Consultant and Contractor Agreements. All current and former employees, consultants and contractors (other than universities or other academic or nonprofit institutions) of Seller who were involved in, or who contributed to, the creation or Development of any Technology or Intellectual Property Rights in connection with the program executed a written agreement regarding the protection of proprietary information and the irrevocable assignment to Seller of any Technology and Intellectual Property Rights arising from services performed by such Persons; provided that a contractor may have retained right, title and interest in and to any Technology or Intellectual Property Rights arising from such services that solely comprises an improvement to Technology or Intellectual Property Rights owned or controlled by such contractor or any of its affiliates and which is not used in or related to a Product or the Program.
(g)
Trade Secrets. Seller has taken commercially reasonable efforts to maintain, preserve, and protect all Purchased IP and the confidentiality of all trade secrets and confidential information in the possession of Seller. To Seller’s Knowledge, no trade secrets or confidential information related to the Purchased IP have been stolen, disclosed, destroyed, improperly accessed or otherwise compromised.
(h)
Government Funding. No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used in any material respect to create, in whole or in part, any Purchased IP.
3.6
Compliance with Laws. Seller is not, and since January 1, 2021 has not been, in material conflict in any respect with or in material default or material violation of any order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ (collectively, “Orders”) of any Governmental Authority or Regulatory Authority, affecting or relating to the Purchased Assets, or the Laws of any Governmental Authority affecting or relating to the Purchased Assets. Since January 1, 2021, Seller has not received from any Governmental Authority any notification in writing with respect to possible conflicts, defaults or violations of Laws materially affecting or relating to the Purchased Assets.
3.7
Claims and Proceedings. To Seller’s Knowledge, there is no outstanding Order of any Governmental Authority or Regulatory Authority against or involving the Purchased Assets. To Seller’s Knowledge, there is, and during the past three (3) years there has been, no material Proceeding, claim or counterclaim or material legal, administrative or arbitral proceeding or investigation (collectively, “Claim”) (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to the Knowledge of Seller, threatened, against or involving the Purchased Assets or that otherwise relates to or would reasonably affect any of the Purchased Assets (whether or not Seller is named as a party thereto), including in respect of the

Exhibit 2.1

Acquisition. There is no Proceeding by Seller pending, or which Seller has commenced preparations to initiate, against any other Person in connection with the Purchased Assets.
3.8
Transferred Agreements. True, complete and accurate copies of the Transferred Agreements, including all modifications, amendments, and supplements thereto and waivers thereof, will be made available to Purchaser within one (1) Business Day of the date hereof. The Transferred Agreements constitute all of the Contracts primarily and specifically relating to the Program. Each of the Transferred Agreements is in full force and effect, and is valid, binding and enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and the availability of equitable remedies. Seller has not received a written notice of any breach or default, nor to Seller’s Knowledge, has any event occurred which with the giving of notice or the passage of time or both would constitute a breach or default by Seller of, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Transferred Agreement and, to the Knowledge of Seller, no other party is in breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by Seller under, or in any manner release any party thereto from any obligation under, any Transferred Agreement. Seller has not been notified in writing by any counterparty to any Transferred Agreement that such counterparty is terminating, modifying, repudiating or rescinding, or intends to terminate, modify, repudiate or rescind such Transferred Agreement.
3.9
Absence of Changes. Since January 1, 2021, Seller has conducted its business with respect to the Program in the ordinary course consistent with past practice in all material respects (except with respect to the transactions contemplated by this Agreement).
3.10
Service Providers and Customers.
(a)
Section 3.10 of the Schedules contains a true, complete and accurate list of (i) the 5 largest service providers to Seller with respect to the Program by the aggregate dollar value of purchases by Seller during each of (A) the 12 month period ended June 30, 2024 and (B) the three month period ended September 30, 2024 (each a “Top Service Provider”) and (ii) with respect to each Top Service Provider such aggregate dollar value of purchases. No Top Service Provider has terminated or adversely modified the amount, frequency or terms of the business such Top Service Provider conducts with Seller in respect of the Program. Seller has not received any written notice, nor does Seller have any Knowledge, that any Top Service Provider intends to terminate or adversely modify the amount, frequency or terms of the business such Top Service Provider conducts with Seller in respect of the Program. Other than as set forth on Section 3.10 of the Schedules, Seller does not have any outstanding dispute with a Top Service Provider, and Seller has no Knowledge of any dissatisfaction on the part of any Top Service Provider, in each case, in respect of the Program.
(b)
Seller does not have and has never had any customers with respect to the Program.

Exhibit 2.1

3.11
Tax. All Tax Returns required to have been filed with respect to Asset-Level Taxes have been timely and properly filed and all such Tax Returns are true, complete and correct in all respects, and all Asset-Level Taxes payable (regardless of whether or not such Taxes are shown as due and owing on such Tax Returns) have been timely and properly paid. There are no Encumbrances for Asset-Level Taxes on any of the Purchased Assets. There are no pending or, to Seller’s Knowledge, threatened, audits, proceedings, investigations, disputes, notices of deficiency, Claims or other actions for or relating to any Liability for Asset-Level Taxes. No statute of limitations in respect of Asset-Level Taxes has been waived. None of the Purchased Assets represent any equity security or other interest in any Person including, without limitation, any Person treated as a partnership, disregarded entity, a corporation or any other entity for U.S. federal income tax purposes. All sales, use, value-added, and similar Taxes with respect to the Purchased Assets that are required to be collected have been timely and properly collected and remitted to the appropriate taxing authority. All resale certificates, exemption certificates and other documentation with respect to the Purchased Assets required to qualify for any exemption from the collection of sales Taxes imposed on the Purchased Assets have been timely and properly collected and maintained.
3.12
FDA Compliance; Permits; Restrictions.
(a)
Seller is, and since January 1, 2021 has been, in material compliance with all applicable Laws in all material respects, including the regulations adopted thereunder, and any other similar Law, administered or promulgated by a Drug Regulatory Agency with respect to the Program Candidate. There is no agreement, judgment, injunction, order, clinical hold or decree binding upon Seller or to which Seller is subject which (i) has the effect of materially prohibiting or impairing any business practice of Seller, any acquisition of material property by Seller or the conduct of business by Seller as currently conducted with respect to the Program, (ii) has a material adverse effect on Seller’s ability to comply with or perform any covenant or obligation under this Agreement or the Ancillary Documents, or (iii) has the effect of preventing, delaying, making illegal or otherwise interfering with the Acquisition and the other transactions contemplated hereby.
(b)
Seller holds all required Government Approvals that are material to the operation of the business of Seller with respect to the Program Candidate as currently conducted. Section 3.12(b) of the Schedules identifies each such material Government Approval with respect to the Program Candidate. Seller is materially in compliance with the terms of such Government Approvals with respect to the Program Candidate, including any required submissions of regulatory reports or record keeping. No Proceeding is pending or, to Seller’s Knowledge, threatened, which seeks to materially withdraw, revoke, terminate, limit, suspend, or modify any such Government Approval with respect to the Program Candidate.
(c)
To the Knowledge of Seller and with respect to the Program Candidate, there are no Proceedings pending or, to Seller’s Knowledge, threatened with respect to an alleged violation by Seller of the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, and regulations adopted thereunder, or any other similar Law administered or promulgated by the FDA or other comparable Governmental Authority responsible for regulation of the Development, clinical testing, manufacturing, labeling, storage, sale, marketing, distribution and importation or exportation of drug substances or products (“Drug Regulatory Agency”).

Exhibit 2.1

(d)
Seller holds all required Government Approvals issuable by any Drug Regulatory Agency material to the conduct of the business of Seller with respect to the Program Candidate as currently conducted, and, as applicable, the Development, clinical testing, manufacturing, distribution and importation or exportation, as currently conducted, of the Program (collectively, the “Program Regulatory Permits”) and (i) all such Program Regulatory Permits are in good standing and (ii) have not been modified in any materially adverse manner. Seller is in compliance in all material respects with the Program Regulatory Permits and has not received any material and unresolved written notice or other written communication from any Drug Regulatory Agency regarding (A) any violation of or failure to comply with any term or requirement of any Program Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or modification of any Program Regulatory Permit.
(e)
To the Knowledge of Seller, all clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Seller, or in which Seller with respect to the Program Candidates were and, if still pending, are being conducted in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. No preclinical or clinical trial conducted by or on behalf of Seller has been terminated or suspended prior to completion for reasons of lack of safety or non-compliance with applicable Laws. Since January 1, 2021, Seller has not received any material and unresolved written notices or correspondence, or other material and unresolved written communications from any Drug Regulatory Agency requiring or threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Seller with respect to Program Candidate. Seller is not the subject of any pending or, to Seller’s Knowledge, threatened investigation with respect to the Program Candidate in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Seller has not made any untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed any acts, made any statement, or failed to make any statement, in each case in respect of the Program that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither Seller nor, to Seller’s Knowledge, any of its officers, employees or agents has been debarred or excluded (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of its business or products are pending or, to Seller’s Knowledge, threatened against Seller or any of its officers, employees or agents.
3.13
Products.
(a)
Seller has not sold any products with respect to the Program. Since January 1, 2021, Seller has not had and does not have any material Liability arising out of any actual injury to individuals or property as a result of the ownership, possession or use of any Program Candidate manufactured or delivered by Seller or with respect to any services rendered by Seller with respect to the Program.

Exhibit 2.1

(b)
Since January 1, 2021, there have been no recalls, field notifications or seizures ordered or, to Seller’s Knowledge, threatened by the FDA or any other Governmental Authority with respect to the Program Candidate, and Seller has not, since January 1, 2021, either voluntarily or at the request of any Governmental Authority, initiated or conducted a recall or market withdrawal of the Program Candidate or issued a safety alert, warning or “dear doctor” letter with respect to the Program Candidate. Seller has not at any time since January 1, 2021, received any material written notice from the FDA or other Governmental Authority that it has commenced, or threatened to initiate, any investigation or action to request a recall of the Program Candidate, or that the FDA or such other Governmental Authority has commenced or threatened to initiate any investigation or other enforcement action to enjoin or place restrictions on the production of the Program Candidate.
3.14
Privacy and Data Security.
(a)
The computer systems, including the software, hardware and networks (collectively, the “Systems”), currently used by Seller with respect to the Program are sufficient for the current needs of the Program, including as to capacity and ability to process current peak volumes in a timely manner. In the past 12 months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of, any such Systems that has caused the substantial disruption or interruption in or to the use of such Systems by Seller or the conduct of its business in respect of the Program Candidate.
(b)
Each privacy policy or other policy or terms published by Seller that relates to Personal Data has been delivered or made available to Purchaser. Seller is in material compliance with all applicable Privacy Laws, its own privacy policies, terms of use, and other terms or policies or Contracts binding on Seller to the extent relating to the Program and with respect to, in each case, data security, Data Breach notification requirements, the privacy of service providers, users, visitors, and customers, or the Processing of any Personal Data or other data, in each case in the operation of the Program (collectively, the “Privacy Requirements”). No material claims are currently pending or, to Seller’s Knowledge, are threatened against Seller by any Person alleging a violation of any Privacy Requirements in respect of the Program. The execution and delivery of this Agreement and the Ancillary Documents, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (i) will comply with all Privacy Requirements in all material respects, (ii) will not impair any material rights of, or impose any material obligations or restrictions on, Seller with respect to any use, disclosure, commercialization or exploitation of, or otherwise relating to, any Personal Data or other data in the operation of the Program, and (iii) will not give rise to any material right on the part of any Person to impair any such rights or impose any such obligations or restrictions. None of Seller or any software tool created or used by or on behalf of Seller, has used false log-on credentials with respect to any third-party website or other false representation or statement or unauthorized or unlawful mechanism, code (including markup languages, programming languages, or scripts), or action to access (including access in excess of authorization), obtain, damage, exploit, Process, or otherwise use any Personal Data or other data, in each case, relating to the Program. Since January 1, 2021, Seller has not received a written complaint or been the subject of any Proceeding or investigation regarding its Processing of Personal Data or other data in each case, in respect of the operation of the Program or its privacy or data security policies, practices, or activities as it relates to the Program. In material compliance

Exhibit 2.1

with the Privacy Requirements, Seller has adequate security measures in place to protect Personal Data and other data in its possession, custody, or control as it relates to the Program. Since January 1, 2021, Seller has not experienced any Data Breach as it relates to the Program.
3.15
Related Party Transactions. To Seller’s Knowledge, no Related Party (a) has any direct or indirect interest in any asset used in or otherwise relating to the Purchased Assets, (b) has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing involving the Purchased Assets, (d) is competing, directly or indirectly, with Seller in respect of the Program, (e) is a member, manager, director, officer or employee of, or consultant to, or owns, directly or indirectly, any interest in, any vendor, supplier or customer of Seller in respect of the Program, or is associated with or involved in the business of Seller in respect of the Program (except in his or her official capacity as a director, officer or employee of Seller, as the case may be), (f) has any interest in or has filed any application with respect to any Technology or Intellectual Property Rights of Seller in respect of the Program which arises out of or relates to Seller, or (g) has any claim or right against Seller (other than rights to receive compensation for, or expense reimbursement in connection with, services performed as an employee or director) in respect of the Purchased Assets. Seller does not share any facilities or equipment with any Related Party as its related to the Purchased Assets. Since January 1, 2021, there has not been, and there is not currently, pending or, to Seller’s Knowledge, threatened, any Proceeding against any current or former Related Party with respect to which Seller has an indemnification obligation which impacts the Purchased Assets.
3.16
No Fraudulent Conveyance. Seller is not entering into this Agreement and the transactions contemplated hereby with the intent to defraud, delay or hinder Seller’s creditors and the consummation of the transactions contemplated by this Agreement and the transactions contemplated hereby are not reasonably expected have any such effect. The transactions contemplated hereby do not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller whatsoever to any of the Purchased Assets after the Closing.
3.17
No Finder. Neither Seller nor any Person acting on behalf of Seller has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other brokerage fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Proceeding for any such payment would be based.
Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that each of the following representations and warranties is true and correct as of the Closing Date:

4.1
Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority to carry on its business as now being conducted.
4.2
Authority Relative to this Agreement. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which

Exhibit 2.1

it is a party, to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Documents to which it is a party. The execution and delivery of this Agreement and the Ancillary Documents to which it is party by Purchaser and the consummation by Purchaser of the Acquisition, the other transactions contemplated hereby and by the Ancillary Documents to which it is a party have been duly and validly authorized by all necessary corporate action of the Purchaser. This Agreement and the Ancillary Documents to which it is party have been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other Parties hereto, each such agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and the availability of equitable remedies.
4.3
Required Filings and Consents. The execution and delivery of this Agreement and the Ancillary Documents to which Purchaser is party by Purchaser do not, and the performance by Purchaser of its obligations hereunder and thereof and the consummation of the Acquisition and the other transactions contemplated hereby and thereby will not, (a) conflict with or violate the governing, organizational or other charter documents of Purchaser, (b) conflict with or violate any Law applicable to Purchaser, (c) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any Contract to which Purchaser is a party, except that do not, individually or in the aggregate, materially impair the ability of Purchaser to consummate the transactions contemplated hereby or by any of the Ancillary Documents or (d) require any consent, approval, authorization or permit of, or filing by Purchaser with or notification by Purchaser to, any Governmental Authority.
4.4
Financing. Purchaser has sufficient funds to permit Purchaser to make payment of the Closing Payment.
4.5
No Finder. Neither Purchaser nor any Person acting on behalf of Purchaser has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a Proceeding for any such payment could be based.
4.6
Investigation by Purchaser. Purchaser has conducted its own independent investigation, review and analysis of the Purchased Assets and Assumed Liabilities, which investigation, review and analysis was done by Purchaser and, to the extent it deemed appropriate, by its Representatives. Purchaser acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of Seller for such purpose. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any representations of Seller or any of its Affiliates or Representatives, except the specific representations and warranties set forth in Article III of this Agreement (as qualified by the Schedules). PURCHASER FURTHER ACKNOWLEDGES THAT SELLER DOES NOT (EXCEPT AS OTHERWISE PROVIDED IN Article III (AS QUALIFIED BY THE SCHEDULES)) MAKE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER, EXPRESS OR IMPLIED, WITH RESPECT TO SELLER, THE

Exhibit 2.1

PURCHASED ASSETS OR THE ASSUMED LIABILITIES, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.
Article V

CLOSING DELIVERABLES
5.1
Closing Deliverables of Purchaser. At the Closing, Purchaser shall deliver to Seller the following:
(a)
the Closing Payment set forth in Section 2.6(a), paid to Seller in accordance with Section 2.6(a) by wire transfer(s) of immediately available funds pursuant to the wire instructions provided by Seller; and
(b)
copies of each Ancillary Document duly executed and delivered by the Purchaser.
5.2
Closing Deliverables of Seller. At the Closing, Seller shall deliver to Purchaser the following:
(a)
copies of each Ancillary Document duly executed and delivered by Seller; and
(b)
an Internal Revenue Service Form W-9 duly executed by Seller.
Article VI

ADDITIONAL COVENANTS
6.1
Further Assurances. Seller hereby agrees, without further consideration, to execute and deliver following the Closing such other instruments of transfer and take such other action as Purchaser or its counsel may reasonably request in order to put Purchaser in possession of, and to vest in Purchaser, good, valid and unencumbered title to the Purchased Assets in accordance with this Agreement at the sole cost and expense of Purchaser. Purchaser hereby agrees, without further consideration, to execute and deliver following the Closing such other instruments of transfer and take such other action as Seller or its Affiliates or their respective counsels may reasonably request in order to assign to Purchaser the Assumed Liabilities in accordance with this Agreement at the sole cost and expense of Seller.
6.2
Expenses. Each of the Parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement, the Ancillary Documents and the Acquisition, including all fees and expenses of its Representatives.
6.3
Confidentiality.
(a)
Except as otherwise provided herein or in the Ancillary Documents, Seller shall, and shall cause its Affiliates and Representatives to treat on and after the date hereof as strictly confidential all Purchaser Confidential Information and Seller shall not, and shall cause its Affiliates and Representatives not to, after the date hereof, use in any way, or divulge or convey

Exhibit 2.1

to any third party, such Purchaser Confidential Information; provided, however, that Seller or its Affiliates may furnish such portion (and only such portion) of such information as Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of such information under the terms of a subpoena, civil investigative demand or Order issued by a Governmental Authority or is otherwise required to disclose such information pursuant to applicable Law and (ii) to the extent not inconsistent with such request, Order or applicable Law, it notifies Purchaser of the existence, terms and circumstances surrounding such request so that Purchaser may, at its sole cost and expense, take steps to resist or narrow such request. Notwithstanding anything to the contrary herein, this Section 6.3(a) shall not apply to (y) any use or disclosure expressly contemplated by this Agreement or any Ancillary Document or (z) any Proceeding in connection with the enforcement of rights hereunder or under any Ancillary Document. For purposes of this Agreement, “Purchaser Confidential Information” consists of all confidential, non-public or proprietary information and data relating to the Purchased Assets and/or Assumed Liabilities (other than data or information that (1) is or becomes available to the public other than as a result of a breach of this Section 6.3 or (2) is acquired after the date of this Agreement on a non-confidential basis from a third party source that is not prohibited from disclosing such information to Seller or its Affiliates).
(b)
Except as otherwise provided herein or in the Ancillary Documents, Purchaser shall, and shall cause its Affiliates and Representatives to treat on and after the date hereof as strictly confidential all Seller Confidential Information and Purchaser shall not, and shall cause its Affiliates and Representatives not to, after the date hereof, use in any way, or divulge or convey to any third party, such Seller Confidential Information; provided, however, that Purchaser or its Affiliates may furnish such portion (and only such portion) of such information as Purchaser or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of such information under the terms of a subpoena, civil investigative demand or Order issued by a Governmental Authority or is otherwise required to disclose such information pursuant to applicable Law and (ii) to the extent not inconsistent with such request, Order or applicable Law, it notifies Seller of the existence, terms and circumstances surrounding such request so that Seller may, at its sole cost and expense, take steps to resist or narrow such request. Notwithstanding anything to the contrary herein, this Section 6.3(b) shall not apply to (y) any use or disclosure expressly contemplated by this Agreement or any Ancillary Document or (z) any Proceeding in connection with the enforcement of rights hereunder or under any Ancillary Document. For purposes of this Agreement, “Seller Confidential Information” consists of all confidential, non-public or proprietary information and data relating to any Excluded Assets and/or Excluded Liabilities (other than data or information that (1) is or becomes available to the public other than as a result of a breach of this Section 6.3(b) or (2) is acquired after the date of this Agreement on a non-confidential basis from a third party source that is not prohibited from disclosing such information to Purchaser or its Affiliates).
6.4
Regulatory Matters. Within five days after the Closing, Seller shall (i) transfer all know-how then-existing and not previously provided to Purchaser, including all data, information, results and materials within the possession or control of Seller and its Affiliates, to the extent it qualifies as Program Technology and (ii) assign and transfer to Purchaser (or its designee) the Regulatory Materials for or in respect of the Program Candidate held or filed by or on behalf of Seller or its Affiliate, including the filing of any documents to each relevant

Exhibit 2.1

Regulatory Authority required to transfer to Purchaser the sponsorship and control of the IND for the Program Candidate, which Seller agrees to file promptly and without undue delay.
6.5
Transfer of Files. With respect to data, records, files, manuals and other documentation that constitute the Purchased IP, including: (i) source code, compilation instructions, linking information, programming notes, algorithm documentation; (ii) studies, reports, correspondence and other similar documents and records, whether in electronic form or otherwise; and (iii) all files, documents, correspondence, and records of attorneys or consultants of Seller (or its predecessor(s) in interest) relating to the prosecution of the Purchased IP, Seller shall use commercially reasonable efforts to transfer and deliver such embodiment of the Purchased Assets, in accordance with the reasonable instructions specified by Purchaser. In the event that any of the abovementioned items reside in digital or electronic format on any equipment that is not included in the Purchased Assets, then the hard drive or other medium shall be imaged and provided to Purchaser in a reasonably accessible format.
6.6
Wrong Pocket Provisions.
(a)
If, at any time following the Closing, Seller becomes aware that any Purchased Asset which should have been transferred to Purchaser pursuant to the terms of this Agreement and the Ancillary Documents was not transferred to Purchaser as contemplated by this Agreement or the Ancillary Documents, then Seller shall promptly transfer or cause its Affiliates to transfer such Purchased Asset to Purchaser for no additional consideration, subject to the terms and conditions set forth in this Agreement.
(b)
If, at any time following the Closing, Seller becomes aware that any Assumed Liability was not assumed by Purchaser as contemplated by this Agreement, then Seller shall promptly notify Purchaser and Purchaser (or its successor) shall promptly assume such Assumed Liability for no consideration, subject to the terms and conditions set forth in this Agreement.
(c)
If, at any time following the Closing, Purchaser becomes aware that any Excluded Asset which should have been retained by Seller pursuant to the terms of this Agreement or the Ancillary Documents was transferred to Purchaser, then Purchaser (or its successor) shall promptly transfer or cause its Affiliates to transfer such Excluded Asset to Seller (or its successor) for no consideration, subject to the terms and conditions set forth in this Agreement.
(d)
If, at any time following the Closing, Purchaser becomes aware that any Excluded Liability (whether arising prior to, at or following the Closing) was assumed by Purchaser, then Purchaser shall promptly notify Seller and Seller (or its successor) shall promptly assume or cause its Affiliates to assume such Excluded Liability for no consideration, subject to the terms and conditions set forth in this Agreement.
6.7
Tax Matters.
(a)
From and after the Closing, Seller, on the one hand, and Purchaser, on the other hand, (i) will promptly inform the other Party in writing of any written notice that it receives of any audit, investigation, request for documents or information related to Taxes that could affect the Tax liability of the other Party, (ii) will each provide the other Party, at the other Party’s

Exhibit 2.1

expense, with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative Proceeding relating to liability for Taxes, will each retain and, at the other Party’s expense, provide to the other Party all records and other information that may be relevant to any such Tax Return, audit or examination, Proceeding or determination and (iii) will each provide the other Party with any final determination of any such audit or examination, Proceeding or determination that affects any amount required to be shown on any Tax Return of the other Party for any period. Without limiting the generality of the foregoing, Seller and Purchaser will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof), copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof of Seller ending on or prior to the Closing Date.
(b)
Purchaser and Seller agree that the transaction contemplated by this Agreement constitute a sale and purchase of the Purchased Assets under Section 1001 of the Code, that the Purchased Assets do not include any goodwill or going concern value, and that Section 1060 of the Code does not and shall not apply to the purchase and sale of the Purchased Assets pursuant to this Agreement (collectively, the “Tax Treatment”). The Parties shall each timely and properly report the sale of the Purchased Assets in a manner consistent with the Tax Treatment, act and file in all respects and for all purposes consistent with such Tax Treatment, including filing all federal, state, local and tax returns, and shall not take, or permit others to take on its behalf, any position in connection with any income Tax audit or contest that is inconsistent with the Tax Treatment, except as otherwise required by a “determination” as set forth in Section 1313 of the Code.
(c)
Each of Seller and Purchaser shall be responsible for 50% of any transfer, sales, use, recording, filing, stamp, documentary, registration, value-added and similar Taxes, fees and charges arising out of or in connection with the Purchased Assets or the Acquisition. The Party required by applicable Law shall timely file any relevant Tax Returns and other documentation required to be filed in connection with the payment of such transfer Taxes and the non-filing Party shall reimburse the filing Party, as necessary.
(d)
Any Milestone Payment shall be treated as an additional purchase price for all Tax purposes, except to the extent otherwise required by applicable Law (including, for the avoidance of doubt, with respect to any amounts required to be treated as interest pursuant to Section 483 of the Code or otherwise).
(e)
The portion of Asset-Level Taxes imposed on a period basis and allocable to the Pre-Closing Tax Period that includes the Closing Date shall be deemed equal to the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. For the avoidance of doubt this shall not apply to transfer Taxes (the allocation of which shall be governed by Section 6.7(c)) or any Taxes based on or related to income, revenue, sales, proceeds, profits, receipts or similar items (the allocation of which, if required, shall be based on a closing of the books basis).

Exhibit 2.1

6.8
Public Announcements. The Parties hereto shall not, and each of the Parties hereto shall cause their respective Affiliates and Representatives not to, issue or cause the publication of any press release or other public announcement relating to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby (whether before or after the Closing) or make publicly available this Agreement or any Ancillary Document (whether before or after the Closing) without the prior written consent of the other Party hereto, except as such Person believes in good faith and based on reasonable advice of counsel that such publication is required by applicable Law or applicable rules of any stock exchange or quotation system in which such Person lists or trade securities (in which case the disclosing Person shall (i) advise the other Party in writing before making such disclosure, (ii) allow the other Party reasonable time to review and comment, and (iii) consider in good faith the other Party’s comments).
6.9
Commingled Contract. As soon as practicable after the date hereof, but in any event within twenty (20) Business Days, the Purchaser shall enter into a new Contract between Purchaser and PCI (the “Separate Product Candidate PCI Agreement”) pursuant to which (i) PCI shall provide Purchaser with certain services in respect of the Program Candidate as currently set forth in the PCI Services Agreement and (ii) Purchaser shall assume the Liabilities set forth on Schedule 2.3(c) as between Purchaser and PCI.

Article VII

SURVIVAL
7.1
Survival. The representations and warranties contained in this Agreement will terminate immediately following the Closing. The covenants and agreements that explicitly contemplate performance at or after the Closing shall survive the Closing until expired, terminated or fully performed, in accordance with their terms.
Article VIII

GENERAL
8.1
Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one day after transmitted, if transmitted by a nationally recognized overnight courier service, (c) on the day transmitted by email if sent during regular business hours of the recipient, otherwise the day after transmission by email (in each case, provided the sender did not receive notice that such transmission was not successful), or (d) three days after mailing, if mailed by registered or certified mail (return receipt requested), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.1):

If to Purchaser:

Aardvark Therapeutics, Inc.

4370 La Jolla Village Drive, Suite 1050

San Diego, CA 92122

Email: tienmd@aardvarktherapeutics.com

Exhibit 2.1

Attention: Tien-Li Lee, MD

With a simultaneous copy to (which shall not constitute notice):

Paul Hastings LLP

1117 S California Ave.

Palo Alto, CA 94304

E-Mail: jeffhartlin@paulhastings.com

Attention: Jeff Hartlin

If to Seller:

MEI Pharma, Inc.

9920 Pacific Heights Blvd., Suite 150

San Diego, CA 92121

Email: jfile@meipharma.com

Attention: Justin J. File

With a simultaneous copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

2222 Market Street

Philadelphia, PA 19103-3007

Attention: Justin W. Chairman

Email: justin.chairman@morganlewis.com

8.2
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
8.3
Parties in Interest; Successors and Assigns.
(a)
Other than as set forth in the CVR Agreement (if applicable and solely to the extent set forth therein) or as set forth in Section 2.7 in respect of the CVR Rep, this Agreement shall inure exclusively to the benefit of and be binding upon and enforceable by the Parties and their respective successors, permitted assigns, executors and legal representatives. Other than as set forth in the CVR Agreement (if applicable and solely to the extent set forth therein) or as set forth in Section 2.7 in respect of the CVR Rep, nothing in this Agreement, express or implied, is

Exhibit 2.1

intended to confer on any Person (other than the Parties or their respective successor and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement. Without limiting the generality of the foregoing, no creditor of Seller shall have any rights under this Agreement or any of the Ancillary Documents. Other than as set forth in the CVR Agreement (if applicable and solely to the extent set forth therein) or as set forth in Section 2.7 in respect of the CVR Rep, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy or any nature under or by reason of this Agreement.
(b)
Other than as set forth in Section 2.7, this Agreement shall not be assignable or delegable by any Party, by operation of Law or otherwise, without the prior written consent of the other Party; provided, however, each Party may freely assign (i) its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, to any Affiliate of such Party without the consent of the other Parties, provided that no such assignment shall limit or otherwise impact such Party’s obligations hereunder or (ii) this Agreement (including by operation of law) to the surviving party of any merger, acquisition, or reorganization to which it is a party, or to the purchaser of all or substantially all of such Party’s business or assets related to this Agreement subject to the terms and conditions of Section 2.7 and provided that the assignee or transferee agrees to assume in writing all of such Party’s liabilities and obligations under this Agreement. Any attempted assignment in violation of this Section 8.3 shall be void ab initio.
8.4
Governing Law; WAIVER OF JURY TRIAL; Disclaimer.
(a)
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF DELAWARE. COURTS WITHIN THE STATE OF DELAWARE WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.
(b)
TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A

Exhibit 2.1

JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.
(c)
EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, ANY PHYSICAL MATERIALS (INVENTORY) TRANSFERRED FROM SELLER TO PURCHASER ARE BEING DELIVERED UNDER THIS AGREEMENT “AS-IS”, WITH NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE. PURCHASER ACKNOWLEDGES THAT CERTAIN OF THE MATERIALS ARE EXPERIMENTAL IN NATURE WITH UNKNOWN CHARACTERISTICS.
8.5
Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
8.6
Counterparts. This Agreement may be executed and delivered (including by electronic transmission) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
8.7
Entire Agreement. All Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein. This Agreement (including the Schedules and Exhibits attached hereto) and the Ancillary Documents executed in connection with the consummation of the Acquisition contain the entire agreement between the Parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.
8.8
Waivers and Amendments; Non-Contractual Remedies. This Agreement may be amended, modified or waived only by the written agreement of Purchaser and Seller. No failure or delay of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its obligations hereunder and no single or partial exercise of any such right or power shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

Exhibit 2.1

8.9
Time of the Essence. Time is of the essence of this Agreement.
8.10
Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, in any court designated to resolve disputes concerning this Agreement (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court), this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief.
8.11
Admissibility into Evidence. All offers of compromise or settlement among the Parties or their representatives in connection with the attempted resolution of any dispute under this Agreement shall be deemed to have been delivered in furtherance of a settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any Proceeding for the resolution of such dispute.
8.12
Other Remedies. Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or at Law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
8.13
Disclosure Schedules. The Schedules, the information contained therein and any documents attached to or delivered with the Schedules are, in each case, qualified in their entirety by reference to the particular subsections of this Agreement, and do not constitute, and shall not be construed as constituting, representations, warranties or covenants, except as and to the extent expressly provided in this Agreement. The Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of this Agreement; however, information disclosed on one section of the Schedules shall be deemed to be disclosed on another section of the Schedules or be deemed to be an exception to another representation and warranty, in each case, if the relevance of such information to such other section of the Schedules is reasonably apparent on its face. No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission or indication that such item or other matter is material, meets any standard of materiality or meets all criteria set forth in this Agreement for inclusion. Each Party has disclosed the information contained in the Schedules solely for purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including of any obligation, violation of Law, liability, materiality or breach of any agreement. In addition, any documents attached to or delivered with any section or subsection of the Schedules form an integral part of, and are incorporated into such sections and subsections for all purposes as if set forth fully therein. The captions and headings contained in the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of the Schedules or impose any obligations with respect to the matters required to be listed therein, except to the extent expressly set forth in this

Exhibit 2.1

Agreement. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
8.14
Non-Recourse. All claims or causes of action (whether in Contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties hereto (including such parties’ respective successors and assigns).

[Signatures appear on next page]

Exhibit 2.1

IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Agreement to be signed in their respective names by their duly authorized representatives as of the date first above written.

AARDVARK THERAPEUTICS, INC.

By: /s/ Tien-Li Lee

Name: Tien-Li Lee

Title: Chief Executive Officer

MEI PHARMA, INC.

By: /s/ Justin J. File

Name: Justin J. File

Title: Acting Chief Executive Officer, Chief Financial Officer and Secretary

Exhibit 2.1

Exhibit A

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale and Assignment and Assumption Agreement (“Assignment Agreement”) is made as of October 22, 2024 by and among Aardvark Therapeutics, Inc., a Delaware corporation (“Purchaser”), and MEI Pharma, Inc., a Delaware corporation (“Seller”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser are parties to an Asset Purchase Agreement, dated as of even date herewith (the “Agreement”) providing for, among other things, the sale by Seller to Purchaser of the Purchased Assets; and

WHEREAS, in accordance with the terms of the Agreement, Seller and Purchaser have agreed to enter into this Assignment Agreement, providing for the assignment from Seller to Purchaser of all of Seller’s right, title and interest in and to the Purchased Assets, from and after the Closing, on and subject to the terms and conditions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Assignment. In accordance with and subject to the terms and conditions of the Agreement, Seller hereby sells, conveys, transfers, assigns and delivers to Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of the Purchased Assets, from and after the Closing. The Purchased Assets are being conveyed “as is” without any representations or warranties of whatever nature, express, implied or statutory, except as may be expressly set forth in the Agreement. Except for the Purchased Assets, Seller is not selling, conveying, transferring, assigning or delivering any other right, property or asset to Purchaser.

2. Assumption. Purchaser hereby assumes and agrees to pay, perform and discharge, and be bound by the obligations, liabilities and duties of the Assumed Liabilities on the terms and subject to the conditions of Section 2.3 of the Agreement. Except for the Assumed Liabilities expressly assumed by Purchaser pursuant hereto and pursuant to Section 2.3 of the Agreement, Purchaser shall assume no other Liabilities of Seller.

3. Further Assurances. Seller and Purchaser shall each execute, acknowledge (if appropriate) and deliver, or cause the execution, acknowledgment and delivery of, and make or cause to be done or made, such further documents and instruments, acts or things, supplemental, confirmatory or otherwise, as may reasonably be requested by the other party hereto to implement the purposes of this Assignment Agreement and the Agreement at the sole cost and expense of the requesting party.

4. Assignability. This Assignment Agreement shall be binding upon and shall inure to the benefit of Seller and its successors and assigns (if any) and Purchaser and its successors and assigns (if any). Neither Party shall be permitted to assign any of its rights or delegate any of its obligations under this Assignment Agreement without the other Party’s prior written consent.

5. Non-contravention. Nothing set forth in this Assignment Agreement shall limit or otherwise negate the rights and obligations of Purchaser and Seller as set forth in the Agreement. In the event of any conflict between any term of condition of this Assignment Agreement and any term or condition of the Agreement, the term or condition of the Agreement shall control.

6. Counterparts. This Assignment Agreement may be executed and delivered (including by electronic or facsimile transmission) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7. Governing Law. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF DELAWARE. COURTS WITHIN THE STATE OF DELAWARE WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS BILL OF SALE AND ASSIGNMENT AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

8. Severability. Any term or provision of this Assignment Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Assignment Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

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Exhibit 2.1

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Bill of Sale and Assignment and Assumption Agreement to be executed and delivered as of the day and year first above written.

AARDVARK THERAPEUTICS, INC.

By: ____________________________

Name:

Title:

MEI PHARMA, INC.

By: ____________________________

Name:

Title:

Exhibit 2.1

Exhibit B

PATENT ASSIGNMENT

This Patent Assignment (“Assignment”) is made and entered into as of October 22, 2024, by and between Aardvark Therapeutics, Inc., a Delaware corporation having a place of business at 4370 La Jolla Village Drive, Suite 1050, San Diego, CA 92122 (“Assignee”) and MEI Pharma, Inc., a Delaware corporation having a place of business at 9920 Pacific Heights Blvd., Suite 150, San Diego, CA 92121 (“Assignor” and together with Assignee, the “Parties”).

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement entered into on even date herewith (the “Purchase Agreement”), pursuant to which Assignor has agreed to sell to Assignee and Assignee has agreed to purchase from Assignor various assets, including, without limitation, the patents and patent applications set forth on Schedule A hereto, each of which are described below; and

WHEREAS, Assignee desires to acquire Assignor’s entire right, title and interest in and to such patents and patent applications;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, including as set forth in the Purchase Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Assignment. Assignor hereby irrevocably and unconditionally grants, conveys, transfers, and assigns to Assignee all of Assignor’s right, title and interest in and to the patents and the patent applications set forth on Schedule A (collectively, the “Patents”), the inventions disclosed therein, and all future patents that may issue from the Patents throughout the world, and all foreign counterparts, divisionals, continuations in whole or in part, reexaminations, reissues, substitutions or extensions of any of the preceding (collectively, “Future Patents”), and the right to claim priority to any of the preceding, the same to be held by Assignee for Assignee’s own use and enjoyment, and for the use and enjoyment of Assignee’s successors, assigns and other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made; together with all rights to income, royalties, and license fees deriving from the Patent and Future Patents, all claims for damages by reason of past, present and future infringements of the Patents and Future Patents and the right to sue for and collect such damages, as permitted under the applicable laws for any jurisdiction or country in which such claims may be asserted for the use and benefit of Assignee and its successors, assigns and other legal representatives.

2. Issuance of Future Patents. Assignor hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States, and any officer of any country or countries foreign to the United States, whose duty it is to issue patents or other evidence or forms of intellectual property protection or applications as aforesaid, to issue the Future Patents to Assignee and its successors, assigns and other legal representatives in accordance with the terms of this instrument.

3. Assistance. Assignor agrees to perform, without charge to Assignee (except as otherwise permitted herein) but not exceeding commercially reasonable efforts, all acts deemed necessary or desirable by Assignee to permit and assist Assignee in perfecting and enforcing the full benefits, enjoyment, rights, title and interest throughout the world in all Patents and Future Patents, and the intellectual property rights therein assigned to Assignee hereunder. Such acts may include execution of documents, including any and all powers of attorney, applications, assignments, declarations, affidavits, and any other papers in connection therewith reasonably necessary to perfect such benefits, enjoyment, rights, title and interest in Assignee, assistance and cooperation in the registration and enforcement of applicable intellectual property rights or other legal proceedings, including providing documents and materials in the possession or control of Assignor, testifying in any legal proceedings, signing lawful papers and making all lawful oaths at Assignee’s expense, and generally doing everything that is reasonably necessary to aid Assignee in obtaining and enforcing proper protection for applicable intellectual property rights. Subject to Assignor’s obligations set forth in this Section 3, Assignee shall be solely responsible for the recordation or filing of this Assignment or any document evidencing the assignment of the Patents and Future Patents contemplated hereby with the United States Patent and Trademark Office and any other intellectual property office in which the Patents or Future Patents are filed, including any fees, costs or expenses (including attorneys’ fees) associated with any such efforts.

4. General.

4.1 Severability. Any term or provision of this Assignment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Assignment shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

4.2 Entire Agreement. All exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Assignment for all purposes as if fully set forth herein. This Assignment (including the schedules and exhibits attached hereto), the Purchase Agreement and the Ancillary Documents executed in connection with the consummation of the Acquisition (each as defined in the Purchase Agreement) contain the entire agreement between the Parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto. To the extent any provision of this Assignment conflicts with any provision of the Purchase Agreement, the Purchase Agreement will govern.

4.3 Successors and Assigns. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

4.4 Governing Law. This Assignment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware other than conflict of laws principles thereof directing the application of any law other than that of Delaware.

4.5 Counterparts. This Assignment may be executed and delivered (including by electronic transmission) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Assignment, or has caused this Assignment to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

ASSIGNOR:

MEI Pharma, Inc., a Delaware corporation

By:

Name:

Title:

State of _________________, USA
County of ___________________
This instrument was acknowledged before me on ______________ by ______________ as an officer of [Assignor]
Signature: ______________________________

(Seal, if any)	Name: _________________________________

Title and Rank:__________________________

ASSIGNEE:

Aardvark Therapeutics, Inc., a Delaware corporation

By:

Name:

Title:

State of _________________, USA
County of ___________________
This instrument was acknowledged before me on ______________ by ______________ as an officer of [Assignee]
Signature: ______________________________

(Seal, if any)	Name: _________________________________

Title and Rank:__________________________